TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Michael Maynard – 401-457-2474

Textron Reports First Quarter 2010 Results:

$0.01 Loss per Share from Continuing Operations
$0.05 EPS from Continuing Operations before Special Charges

Further Reduces Managed Finance Receivables by $769 Million

Providence, Rhode Island – April 22, 2010 – Textron Inc. (NYSE: TXT) today reported a first quarter 2010 loss from continuing operations of $0.01 per share. Excluding an $11 million tax charge related to the recently enacted federal health-care legislation and pre-tax restructuring charges of $12 million, the company reported earnings from continuing operations of $0.05 per share.  Revenues were $2.2 billion, down 12.5 percent from the first quarter of 2009, reflecting lower deliveries of aircraft and the downsizing of the company’s non-captive finance business. Manufacturing operations used $153 million in free cash flow during the first quarter compared with a use of $286 million during last year’s first quarter.

“Our first quarter results reflected solid performance in our defense-related businesses, significant recovery in our Industrial segment and cost benefits across the company from our restructuring program,” said Textron President and CEO Scott C. Donnelly.

“We also continued to make progress in exiting our non-captive finance business, liquidating another $769 million in receivables,” Donnelly added.  “And, we’re seeing some stabilization in credit performance, which bodes well for our non-captive finance exit plan.”

Outlook

Textron is still forecasting 2010 earnings per share from continuing operations excluding special charges in the range of $0.30 to $0.50 and free cash flow from continuing operations of the manufacturing group in the range of $500 - $550 million. The company has increased its 2010 finance receivables liquidation goal to $1.8 billion from $1.6 billion.

Donnelly continued, “As evidenced by our Industrial segment revenues, which were up 32% from a year ago, world economies generally appear to be recovering. We believe the economic trend will translate to an eventual rebound in orders for business jets and commercial helicopters, as well.”

First Quarter Segment Results

Cessna

Cessna revenues decreased $336 million due to lower volumes, primarily reflecting the delivery of 31 Citation jets in the first quarter of 2010, compared to 69 jets last year.

Segment profit decreased $114 million due to the impact from lower sales volume, a gain from the sale of assets related to CESCOM in 2009 and higher inflation, partially offset by improved cost performance.  The favorable cost performance included lower selling and administrative expenses, largely due to workforce reductions and lower inventory reserves and used aircraft write-offs.

Cessna backlog at the end of the first quarter was $4.1 billion, a decline of $820 million from the end of last year.

Bell

Bell revenues decreased $124 million in the first quarter due to lower sales volume.

Segment profit increased $5 million as the positive impact of program performance, non-recurring product launch costs in 2009 and lower warranty, selling and administrative costs more than offset the negative impact of reduced volumes.

Bell backlog at the end of the first quarter was $6.9 billion, down slightly from the end of last year.

Textron Systems

Revenues at Textron Systems increased $40 million and segment profit increased $3 million primarily due to higher defense volumes.

Textron System’s backlog at the end of the first quarter was $1.4 billion, down $220 million from the end of last year.

Industrial

Revenue in the Industrial segment increased $150 million, primarily due to higher automotive volume.

Industrial segment profit increased $58 million due to higher volume and improved cost performance, partially offset by higher inflation net of pricing.  Cost performance improved due to workforce reductions and other cost initiatives.

Finance

Finance revenues decreased $46 million compared with the first quarter 2009 largely due to the revenue impact of lower average finance receivables, a mark-to-market adjustment on our held for sale portfolio and suspended earnings on nonaccrual finance receivables.

Finance segment loss improved $8 million primarily reflecting lower loan loss provisions and reduced selling and administrative expenses, partially offset by the impact of lower average finance receivables, a mark-to-market adjustment on our held for sale portfolio and suspended earnings on nonaccrual finance receivables.

Since the end of last quarter, sixty-day plus delinquencies of finance receivables held for investment decreased to $515 million from $569 million and nonaccrual finance receivables decreased to $1.03 billion from $1.04 billion.  Net charge-offs in the first quarter were $31 million compared with $22 million in the fourth quarter of 2009.

Managed receivables ended the quarter at $6.3 billion, down from $7.1 billion at the end of last year.

Non-GAAP Measures

Income from continuing operations, excluding special charges and manufacturing free cash flow are non-GAAP measures that are defined and reconciled to GAAP in attachments to this release.

Conference Call Information

Textron will host its conference call today, April 22, 2010 at 9:00 a.m., Eastern to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1085 in the U.S. or (612) 288-0337 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 11:30 a.m. (Eastern) on Thursday, April 22, 2010 by dialing (320) 365-3844; Access Code: 138123.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.
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Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, such as the Risk Factors contained in our Annual Report on Form 10-K and including the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Overseas Contingency Operations; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting our operations or demand for our products; (i) the ability to control costs and successful implementation of various cost-reduction programs; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or in which our Finance segment holds receivables; (l) changes in aircraft delivery schedules or cancellation or deferrals of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) our Finance segment’s ability to maintain portfolio credit quality; (t) Textron Financial Corporation’s (“TFC”) ability to maintain certain minimum levels of financial performance required under its committed bank lines of credit and under Textron’s support agreement with TFC; (u) our Finance segment’s access to financing at competitive rates; (v) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business; (w) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (x) uncertainty in estimating contingent liabilities and unrecognized tax benefits and establishing reserves to address such items; (y) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (z) the efficacy of research and development investments to develop new products; (aa) the launching of significant new products or programs which could result in unanticipated expenses; (bb) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; (cc) difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and (dd) continued volatility in the economy resulting in a prolonged downturn in the markets in which we do business.

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income (Loss)
Three Months Ended April 3, 2010 and April 4, 2009
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	April 3, 2010	April 4, 2009

REVENUES
MANUFACTURING:
Cessna	$433	$769
Bell	618	742
Textron Systems	458	418
Industrial	625	475
	2,134	2,404
FINANCE	76	122
Total revenues	$2,210	$2,526

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$(24)	$90
Bell	74	69
Textron Systems	55	52
Industrial	49	(9)
	154	202
FINANCE	(58)	(66)
Segment profit	96	136
Special charges (b)	(12)	(32)
Corporate expenses and other, net	(37)	(35)
Interest expense, net for Manufacturing group	(36)	(28)
Income from continuing operations
before income taxes	11	41
Income tax benefit (expense) (c)	(15)	2
Income (loss) from continuing operations	(4)	43
Discontinued operations, net of income taxes	(4)	43
Net income (loss)	$(8)	$86
Earnings per share:
Income (loss) from continuing operations	$(0.01)	$0.18
Discontinued operations, net of income taxes	(0.02)	0.17
Net income (loss)	$(0.03)	$0.35
Average shares outstanding (d)	273,174,000	244,956,000

(a)	During the first quarter of 2009, we sold the assets of CESCOM, Cessna’s aircraft maintenance tracking service line, resulting in a pre-tax gain of $50 million.
(b)	Special charges for the three months ended April 3, 2010 and April 4, 2009 include restructuring costs of $12 million and $32 million, respectively, primarily for severance.
(c)	Includes a tax charge of $11 million recorded in the first quarter of 2010 related to the recently enacted federal health-care legislation.

(d)
For the three months ended April 3, 2010, the EPS average shares base excludes potential common shares (convertible debt and related warrants, stock options and restricted stock units).  These shares are excluded due to their antidilutive effect resulting from the loss from continuing operations.  For the three months ended April 4, 2009, fully diluted shares was used to calculate EPS.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	April 3, 2010	January 2, 2010
Assets
Cash and cash equivalents	$1,430	$1,748
Accounts receivable, net	959	894
Inventories	2,475	2,273
Other current assets	1,155	985
Net property, plant and equipment	1,940	1,968
Other assets	3,505	3,560
Textron Finance assets	6,646	7,512
Total Assets	$18,110	$18,940

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$124	$134
Other current liabilities	2,595	2,608
Other liabilities	3,257	3,253
Long-term debt	3,422	3,450
Textron Finance liabilities	5,871	6,669
Total Liabilities	15,269	16,114

Total Shareholders’ Equity	2,841	2,826
Total Liabilities and Shareholders’ Equity	$18,110	$18,940

TEXTRON INC.
MANUFACTURING GROUP
Condensed Schedule of Cash Flows and Free Cash Flow GAAP to Non-GAAP Reconciliation
(Unaudited)

	For the Three Months Ended
(In millions)	April 3, 2010	April 4, 2009
Cash flows from operating activities:
Income from continuing operations	$35	$96
Dividends received from the Finance group	125	84
Capital contribution paid to Finance group	(75)	—
Depreciation and amortization	82	88
Changes in working capital	(277)	(430)
Non-cash adjustments and other, net	44	28
Net cash from operating activities of continuing operations	(66)	(134)
Cash flows from investing activities:
Capital expenditures	(38)	(69)
Other investing activities, net	(37)	(20)
Net cash from investing activities of continuing operations	(75)	(89)
Cash flows from financing activities:
Decrease in short-term debt	—	(869)
Net intergroup borrowings	(150)	133
Borrowing under line of credit facilities, net	—	1,230
Principal payments on long-term debt	(11)	(35)
Dividends paid	(5)	(5)
Net cash from financing activities of continuing operations	(166)	454
Total cash flows from continuing operations	(307)	231
Total cash flows from discontinued operations	1	294
Effect of exchange rate changes on cash and cash equivalents	(12)	(2)
Net change in cash and cash equivalents	(318)	523
Cash and cash equivalents at beginning of period	1,748	531
Cash and cash equivalents at end of period	$1,430	$1,054

Manufacturing Free Cash Flow GAAP to Non-GAAP Reconciliation:
Net cash from operating activities of continuing operations – GAAP	$(66)	$(134)
Less: Dividends received from the Finance group	(125)	(84)
Plus: Capital contributions paid to Finance group	75	—
Less: Capital expenditures	(38)	(69)
Plus: Proceeds on sale of property, plant and equipment	1	1
Manufacturing free cash flow – Non-GAAP	$(153)	$(286)

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of Manufacturing free cash flow uses net cash from operating activities of continuing operations, less dividends received from TFC, capital contributions provided under the Support Agreement and capital expenditures, net of proceeds from the sale of plant, property and equipment.  We believe that our Manufacturing free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing our ability to fund operations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our Manufacturing free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

TEXTRON INC.
Condensed Consolidated Schedule of Cash Flows
(Unaudited)

	For the Three Months Ended
(In millions)	April 3, 2010	April 4, 2009
Cash flows from operating activities:
Income (loss) from continuing operations	$(4)	$43
Depreciation and amortization	90	96
Provision for losses on finance receivables	55	76
Changes in working capital	(277)	(293)
Non-cash adjustments and other, net	47	(83)
Net cash from operating activities of continuing operations	(89)	(161)
Cash flows from investing activities:
Finance receivables originated or purchased	(145)	(1,205)
Finance receivables repaid	501	1,354
Proceeds on receivables sales and securitization sales	277	59
Capital expenditures	(38)	(69)
Proceeds from sale of repossessed assets and properties	32	68
Other investing activities, net	12	13
Net cash from investing activities of continuing operations	639	220
Cash flows from financing activities:
Decrease in short-term debt	—	(1,612)
Borrowing under line of credit facilities, net	—	2,970
Proceeds from issuance of long-term debt	20	16
Principal payments on long-term debt	(936)	(578)
Dividends paid	(5)	(5)
Net cash from financing activities of continuing operations	(921)	791
Total cash flows from continuing operations	(371)	850
Total cash flows from discontinued operations	1	294
Effect of exchange rate changes on cash and cash equivalents	(13)	—
Net change in cash and cash equivalents	(383)	1,144
Cash and cash equivalents at beginning of period	1,892	547
Cash and cash equivalents at end of period	$1,509	$1,691

Textron Inc.
GAAP to Non-GAAP Reconciliations
Income from Continuing Operations, Excluding Special Charges

A reconciliation of income from continuing operations, excluding special charges, per share on a non-GAAP (Generally Accepted Accounting Principles) basis to income (loss) from continuing operations per share in accordance with GAAP is provided below.

	For the Three Months Ended
	April 3, 2010	April 4, 2009
Income from continuing operations, excluding special charges - Non-GAAP	$0.05	$0.26
Special charges:
Restructuring, net of taxes	(0.02)	(0.08)
Discrete tax charge resulting from changes in federal health-care laws	(0.04)	-
Income (loss) from continuing operations – GAAP	(0.01)	0.18
Discontinued operations	(0.02)	0.17
Net income (loss) - GAAP	$(0.03)	$0.35

Income from continuing operations, excluding special charges, on a per share basis is a non-GAAP financial measure.  Special charges include items that are either isolated or temporary in nature and are excluded from segment profit. Results before special charges are also the basis for measuring operating performance for management compensation purposes. It is helpful to understand results without these charges, especially when comparing results to previous periods.  However, analysis of the company’s results before special charges should be used only in conjunction with data presented in accordance with GAAP.

For the first quarter of 2010, Income (loss) from continuing operations - GAAP is calculated using basic shares outstanding due to the anti-dilutive impact of the loss from continuing operations.  The per share information for the first quarter of 2009 and the non-GAAP per share information for the first quarter of 2010 are calculated using diluted shares outstanding.